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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE:


Contact: Rosanne Palacios                                    Margaret Walker
         Vice President of Marketing                         KGBrickman, Inc.
         International Bancshares Corporation                (210) 826-8899
         (956) 726-6636


    INTERNATIONAL BANCSHARES CORPORATION REPORTS SECOND QUARTER 2001 EARNINGS

LAREDO, Texas---(BUSINESS WIRE)--August 7, 2001--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the second quarter of 2001 of $19.9 million or $.75 per share - basic ($.73 per share - diluted) compared to $21.1 million or $.79 per share - basic ($.78 per share diluted) in the corresponding 2000 period. Earnings for the first six months of 2001 were $41.5 million or $1.56 per share - basic ($1.54 per share diluted) compared to $40.3 million or $1.50 per share - basic ($1.49 per share diluted) in the corresponding 2000 period. The per share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 17, 2001.

      Dennis E. Nixon, CEO and Chairman of the Board, stated that the Company's second quarter earnings under performed the results reported in the corresponding 2000 period; however, the 2001 second quarter earnings were negatively effected by a $399 thousand programmed bond loss and a Federal Home Loan Bank ("FHLB") one time special dividend of $1.2 million that favorably effected the 2000 second quarter earnings. Without the effects of the second quarter bond loss and the FHLB dividend, second quarter earnings would have been $20.3 million in 2001 compared to $19.9 million in 2000, which would have represented a 2% increase.

      Mr. Nixon stated, "I'm pleased with the results for the second quarter because the Company's core earnings remained on target." Mr. Nixon further indicated that he was encouraged by these results because the Company has managed to maintain its interest margins through a difficult adjustment period as well as continuing to improve and reposition its investment portfolio and its balance sheet. "The Company's year to date 2001 performance is 3% ahead of 2000, reflecting very favorably on IBC's commitment to superior earnings especially in light of the current economic conditions," he said.

      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, decreased 4% to $21.0 million or $.79 per share - basic ($.77 per share - diluted) for the second quarter of 2001 compared to $21.9 million or $.82 - per share - basic ($.81 per share - diluted) in the corresponding 2000 period.

      Total assets at June 30, 2001, were $5.9 billion compared to $5.6 billion at June 30, 2000. Total loans at June 30, 2001, were $2.3 billion compared to $2.1 billion at June 30, 2000. Deposits at June 30, 2001, were $3.8 billion compared to $3.6 billion at June 30, 2000.



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      IBC is a $5.9 billion multi-bank holding company headquartered in Laredo,
Texas, with more than 100 facilities and 210 ATM's serving 30 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

 "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at HTTP://WWW.SEC.GOV/EDGAR.SHTML.




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